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                                                                    EXHIBIT 11.1

                       IPC HOLDINGS, LTD. AND SUBSIDIARIES
         RECONCILIATION OF BASIC AND DILUTED NET INCOME PER COMMON SHARE

 (Expressed in thousands of United States dollars, except for per share amounts)

A reconciliation of the numerator and denominator for basic and diluted EPS is given in the following table:

                                                                                     Amount per
Three months ended September 30, 1999            Income             Shares             Share
-------------------------------------          ----------          ----------        ----------
Basic EPS                                      $    7,797          25,033,932          $0.31
Effect of Dilutive Options                                          1,017,164
Diluted EPS                                    $    7,797          26,051,096          $0.30

Three months ended September 30, 1998
-------------------------------------
Basic EPS                                      $   11,061          25,033,932          $0.44
Effect of Dilutive Options                                          1,440,960
Diluted EPS                                    $   11,061          26,474,892          $0.42


Nine months ended September 30, 1999
------------------------------------
Basic EPS                                      $   25,926          25,033,932          $1.04
Effect of Dilutive Options                                          1,037,404
Diluted EPS                                    $   25,926          26,071,336          $0.99

Nine months ended September 30, 1998
------------------------------------
Basic EPS                                      $   62,009          25,030,303          $2.48
Effect of Dilutive Options                                          1,595,241
Diluted EPS                                    $   62,009          26,625,544          $2.33


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